Exhibit 5
Moore&VanAllen
Moore & Van Allen PLLC
Attorneys at Law
Suite 4700
100 North Tryon Street
Charlotte, NC 28202-4003
T 704 331 1000
F 704 331 1159
www.mvalaw.com
June 10, 2008

Board of Directors
MedCath Corporation
10720 Sikes Place, Suite 300
Charlotte, North Carolina 28277
Re:     Registration Statement on Form S-8
Dear Sirs and Madam:
We are acting as counsel for MedCath Corporation, a Delaware corporation (the “Company”), in connection with the registration on a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of the offer and sale of up to an additional 300,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) to be issued under the Amended and Restated Outside Directors’ Stock Option Plan, as amended (the “Plan”).
In rendering our opinion, we have examined, and are familiar with, and have relied as to factual matters solely upon, originals or copies certified, or otherwise identified to our satisfaction, of such documents, corporate records or other instruments as we have deemed necessary or appropriate for the purpose of the opinion set forth herein, including, without limitation (i) the Plan, (ii) the Company’s certificate of incorporation and bylaws, as amended to date, (iii) all actions of the Company’s board of directors recorded in the Company’s minute book and (iv) a specimen of the form of certificate evidencing the Shares. We have also assumed that all dividends paid with respect to the Shares prior to any sale have been or will be declared and paid in accordance with applicable law.
Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued, delivered, vested and sold in accordance with the terms of the Plan and the terms of any agreement relating to any of the Shares, will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.
Very truly yours,
MOORE & VAN ALLEN PLLC
/s/ Moore & Van Allen PLLC
Raleigh, NC
Durham, NC
Charleston, SC